Exhibit 10.13

SEVERANCE AGREEMENT

This Agreement is made as of the 4th day of January, 1999 between TANGRAM ENTERPRISE SOLUTIONS, INC., a Pennsylvania corporation (“Tangram”), and JOHN N. NELLI (“Employee”) against the following background:

A. Employee is employed by Tangram as Senior Vice President and Chief Financial Officer.

B. Employee possesses knowledge, experience and skill that Tangram believes are important for the future growth and success of Tangram.

C. The parties now wish to enter into this Severance Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions. The following terms shall have the meanings assigned for purposes of this Agreement:

(a) “Cause” means (i) conviction in a court of law for any felony offense which was committed in connection with the Employee’s employment with Tangram or which materially and adversely affects the reputation or business activities of Tangram, (ii) willful misconduct which materially and adversely affects the reputation or business activities of Tangram and which continues after written notice by the Company to the Employee or (iii) the Employee’s continuing material refusal to perform his duties as an employee, other than under the circumstances contemplated by Section 1(e)(ii), after receiving written notice from the Board of Directors of Tangram stating with specificity the nature of such failure or such refusal and, if requested by the Employee within ten days thereafter, the Employee’s opportunity to appear before the Board of Directors to respond to such notice.

(b) “Control Transaction” means a change in control of Tangram of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as in effect of the date of this Agreement, in a Form 8-K filed under the Exchange Act or in any other filing by Tangram with the Securities and Exchange Commission; provided that, notwithstanding the foregoing, without limitation, such a Control Transaction shall be automatically deemed to have occurred if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Safeguard Scientifics, Inc. (“Safeguard”) or any affiliate of Safeguard is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Tangram representing 30% or more of the voting power of the then outstanding securities of Tangram;

(ii) during any two-year period there is a change of 30% or more in the composition of the Board of Directors of Tangram in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iii) Tangram shall cease to be a publicly owned corporation whose shares entitled to vote for the election of directors are registered under Section 12(d) or (g) the Exchange Act.

(c) “Subject Control Transaction” means a Control Transaction (i) in which the holders of common stock of Tangram receive a Control Transaction Share Price (as defined below) having a fair market value exceeding the exercise price per share of the Employee’s outstanding stock options by less than $2.00 or (ii) at the time of which the Control Transaction Share Price does not exceed the exercise price of the Employee’s outstanding stock options by at least $2.00.

(d) “Control Transaction Share Price” means (i) the aggregate per share value of the consideration received by the holders of common stock of Tangram in a Control Transaction or (ii) with respect to Control Transactions occurring by means of a change in composition of Tangram’s Board of Directors or other means not involving the payment of consideration to holders of Tangram common stock, the fair market value of a share of common stock of Tangram at the time of a Control Transaction, as the case may be.

(e) “Termination of Employment” means (i) termination by Tangram of the employment of the Employee with Tangram for any reason other than death, physical or mental incapacity or Cause or (ii) resignation of the Employee within six months after any material adverse change in the Employee’s duties or responsibilities (including, without limitation, the occurrence of a Control Transaction or a reduction in salary, bonus, benefits or other compensation).

2. Termination of Employment. In the event of a Termination of Employment, Tangram shall, in addition to any amounts due for periods prior to the Termination of Employment:

(a) pay the Employee an amount equal to the Employee’s annual salary at the rate in effect as of the effective date of the Termination of Employment, payable in equal installments at such times as Tangram pays other senior executives; provided that if a reduction in salary serves as the basis for Termination of Employment in Section 1(e), then such salary shall be the salary in effect prior to such reduction.

(b) pay the Employee a pro rata portion of the annual bonus to which the Employee would otherwise, but for the Termination of Employment, have been entitled for the year in which the Termination of Employment occurred proportionate to the portion of the year the Employee was employed by Tangram prior to the Termination of Employment; and

(c) for a period of one year following the Termination of Employment, continue or cause to be continued, at no cost to the Employee, medical care and life insurance benefits at least substantially the same as those furnished to the Employee by Tangram immediately prior to the Termination of Employment.

3. Subject Control Transaction. In the event of a Subject Control Transaction, if with respect to any stock option held by the Employee the Control Transaction Share Price does not exceed the option exercise price per share by at least $2.00, Tangram shall, concurrently with the closing or effective time of such Subject Control Transaction, pay to the Employee with respect to each such stock option such amount that, when added to the amount (if any) by which the Control Transaction Share Price exceeds the option exercise price, the Employee shall receive a total of $2.00 per share.

4. Agreement Not to Compete. In the event of a Termination of Employment, the Employee shall not, during a period of one year following his Termination of Employment, participate without the written consent of Tangram as an employee, officer, consultant, director, advisor or otherwise in the management or operation of any business enterprise that engages in direct competition with any business conducted by Tangram at the time of the Termination of Employment. The limitations of this paragraph shall not apply to the mere ownership of securities in any enterprise.

5. Confidentiality. The Employee agrees that during and after his employment with Tangram the Employee will not divulge or appropriate to the Employee’s own use or the use of others any secret or confidential information or knowledge pertaining to the business of Tangram obtained during the Employee’s employment by Tangram unless the information is first disclosed to him by a person not currently or previously associated with Tangram or becomes publicly known through no fault of the Employee.

6. Effect of Agreement. The special severance arrangements set forth in this Agreement shall be in lieu of any other severance compensation then provided by Tangram, its successors or assigns. If the employment of the Employee by Tangram is terminated in a fashion that does not constitute a Termination of Employment, the Employee shall have no rights, benefits or obligations under this Agreement other than to comply with Section 5, provided, however, that this Agreement shall not limit any other rights or benefits to which he may be entitled as a result of the Employee’s termination.

7. Withholding of Taxes. Tangram may withhold from any payments under this Agreement all federal, state or local taxes as shall be required pursuant to any law, regulation or ruling.

8. Notices. Any notices or other communications under this Agreement shall be sufficient if in writing and delivered in person or sent by fax (with confirmation), reputable overnight delivery or registered or certified mail to the Employee at the last address the Employee has filed in writing with Tangram or, in the case of Tangram, at its principal executive offices.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understanding between the parties with respect to the subject matter hereof and may only be changed by agreement in writing between the parties.

10. Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and successors and assigns of Tangram. Tangram shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Tangram, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Tangram would be required to perform it if no such succession had taken place.

11. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania.

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Norman L. Phelps
Name:	Norman L. Phelps
Title:	President and CEO

/s/ John N. Nelli John N. Nelli